Exhibit 99.1

Sonida Senior Living Names Kevin Detz Chief Financial Officer

Deepens Sonida’s Leadership Team with Significant Corporate Finance and Accounting Expertise

DALLAS, April 13, 2022, – Sonida Senior Living Corporation (NYSE: SNDA), one of the nation’s leading senior living owner-operators, announced the appointment of Kevin Detz, CPA, as Chief Financial Officer, effective May 1, 2022. Detz joins Sonida from Aimbridge Hospitality, the leading third-party global hotel management company, where he most recently served as Executive Vice President and Operational Chief Financial Officer.

“Kevin is a transformational leader with 20 years’ experience instilling financial accountability and creating scalability and labor efficiencies for global operating companies and financial services organizations. He brings an ideal combination of leadership experience, financial expertise and accounting knowledge to Sonida and his experience in the hospitality sector will provide important insights into our business. Kevin has demonstrated his ability to build cross-functional teams to drive growth and fiscal success, which will support our company as we position ourselves for continued strategic growth,” said Kimberly S. Lody, President and CEO.

Over eight years at Aimbridge Hospitality, Detz served in multiple roles. From January 2020 to April 2022, Detz served as Executive Vice President and Operational Chief Financial Officer, where he was responsible for leading the company’s corporate and operational accounting and reporting functions. There, he transformed the company’s back-office services into a profitable professional services platform and reorganized the corporate treasury and finance functions to create enhanced visibility into the company’s forecasting and liquidity functions during the pandemic.

From October 2016 to December 2019, Detz was Senior Vice President and Chief Accounting Officer at Aimbridge and served in key leadership roles in each of the company’s six acquisitions and related integration activities, significantly contributing to the scalability of the organization. Notably, he assumed responsibility for the company’s corporate accounting function and increased efficiency by automating manual processes, which resulted in enhanced accuracy and timely reporting. Additionally, he led the company’s external audit function, reducing fees and delivering cleaner audit results.

Earlier in his career, Detz was a Controller, Vice President at Goldman Sachs & Co. where he was responsible for the accounting oversight of $4 billion in hospitality assets (270 hotels) for the Goldman Sachs Real Estate Management Division. There, he implemented a Sarbanes Oxley quality control environment to enhance corporate governance.

At the beginning of his career, Detz spent several years as an Audit Manager for Ernst & Young performing audits for SEC companies and preparing and reviewing financial statements and related disclosures.

“This is a very exciting time in Sonida’s history,” said Mr. Detz. “With an aging demographic in the U.S. and increasing demand for affordable, high-quality healthcare, Sonida has a significant opportunity ahead. I look forward to working closely with the team to build a best-in-class corporate finance function while executing on the Company’s long term strategic goals.”

Detz graduated magna cum Laude with a degree in business administration from Duquesne University in Pittsburgh, PA and is a Certified Public Accountant. Detz is a member of the AICPA and American Hotel & Lodging Association Global Finance Committee. Detz currently lives in Dallas, Texas, with his wife (Andrea) and two children (Isabella and Jack).

About the Company

Dallas-based Sonida Senior Living is one of the nation’s leading operators of independent living, assisted living and memory care communities for senior adults. The Company operates 77 communities that are home to nearly 7,000 residents across 18 states providing comfortable, safe, affordable communities where residents can form friendships, enjoy new experiences and receive personalized care from dedicated team members who treat them like family.

For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, Twitter or LinkedIn.

Contact: Kimberly Lody (972) 308-8323, klody@sonidaliving.com